Stereotaxis Reports 2011 Financial Results; Provides 2012 Milestones

-Launches New EpochTM Platform with Strong Initial Results--Achieves Record-High Recurring Revenue--Reduces Annual Operating Expense Run Rate by 20% --Focuses on Financing--Hosts Conference Call Today at 4:30 p.m. Eastern Time-

ST. LOUIS, MO, March 5, 2012—Stereotaxis, Inc. (NASDAQ: STXS) today reported financial results for the fourth quarter and full year ended December 31, 2011.

Management Comments

“While 2011 was challenged by the transition to a new robotic platform, we are confident the strategic initiatives we put in place will lead to improved operating performance and financial results beginning in 2012,” said Michael P. Kaminski, President and Chief Executive Officer of Stereotaxis. “We are focused on leading the company on a path to profitability and will continue to take the necessary steps to improve our financial position.”

Kaminski continued, “After much anticipation, we were excited to launch our next generation Niobe® ES, or Epoch™ system, in December and are encouraged by the positive initial results and validation from multiple physician users. The Niobe ES system is designed to transform the practice of electrophysiology (EP), and we believe it provides a strong competitive advantage in terms of efficiency and safety. To date, we have upgraded 21 sites and anticipate solid market traction and system revenue growth this year based on the significant early market interest.”

“The recognized value of our robotic technology for complex ablations in the EP lab was further evidenced by 23% growth in utilization for complex procedures in 2011. Overall, utilization grew 11% and contributed to record levels of recurring revenue during the year.

“Moving forward, our immediate priority is to address the capital needs of the company, including securing an extension of our credit agreement with Silicon Valley Bank and one or more additional capital transactions, as well as leveraging the commercial appeal of our technology. An intense focus on capitalization, and securing adequate funds in our financing activities, will be fundamental to our ongoing success and our ability to leverage the positive feedback on our new platform to support our future growth in what we believe will be a high-demand, global market,” concluded Kaminski.

2011 Financial Results Fourth Quarter

Revenue for the fourth quarter 2011 totaled $11.6 million, compared to $14.5 million in the fourth quarter 2010 and $8.5 million in the third quarter 2011. The Company realized revenue of $2.3 million in Niobe system sales and $1.8 million in Odyssey™ system sales in the fourth quarter 2011. Recurring revenue in the quarter improved 18% from the year-ago quarter to a record high $7.4 million.

The Company generated global new capital orders of $3.6 million in the fourth quarter, comprised of one new Niobe ES system, 11 Niobe ES system upgrades, three Vdrive™ robotic navigation systems and $1.4 million in orders related to the Odyssey system. This compares to $11.4 million in global new capital orders in the fourth quarter 2010 and $2.2 million in the third quarter 2011.

Gross margin in the quarter was 71.4% of revenue or 73.2% excluding a $0.2 million charge related to the under absorption of overhead based on normal production levels. Gross margin in the fourth quarter 2010 was 73.4% of revenue and 68.9% in the third quarter 2011.

Operating expenses were $12.9 million in the fourth quarter, down $1.2 million from the year ago period and down $2.0 million sequentially. At the end of 2011, the Company had reduced its annualized operating expense run rate by 20%, primarily through headcount and discretionary spending cuts during the second half of the year.

The net loss for the fourth quarter was $(5.5) million, or $(0.10) per share, compared to a net loss of $(2.5) million, or $(0.05) per share, reported for the fourth quarter 2010 and $(7.3) million, or $(0.13) per share, in the third quarter 2011. The weighted average shares outstanding for the fourth quarter of 2011 totaled 54.9 million, compared with 52.5 million in the fourth quarter 2010 and 54.9 million in the third quarter of 2011.

Cash burn for the fourth quarter 2011 was $14.8 million, which included the Company’s final repayment of the Biosense Webster, Inc. (BWI) advance of $3.1 million and higher working capital of $7.5 million, of which $6.6 million related to increased accounts receivable.

Full Year

For the full year 2011, total revenue was $42.0 million compared with $54.1 million in 2010. The decline was primarily due to softness in Niobe robotic system sales as the

Company transitioned from the Niobe II system to its new Epoch platform. Systems revenue was $15.6 million for the year and 2011 capital orders were $17.3 million.

Conversely, recurring revenue increased 15.1% over the previous year to $26.4 million, a result of strong utilization growth that led to greater disposable sales and service contracts. During 2011, a total of 9,842 EP procedures were performed with the Niobe system worldwide, a 10.8% increase from 2010. For complex cardiac ablations, the Company recognized a 23.3% increase in utilization over the prior year.

Gross margin for the full year 2011 was 70.2% of revenue compared to 71.2% in 2010, and was positively impacted by a higher mix of recurring revenue, which averaged an 85.1% gross margin. Excluding a $0.6 million charge related to the under absorption of overhead based on normal production levels, gross margin was 71.7% for the full year 2011.

Operating expenses were $61.4 million for the full year 2011, an increase of $4.0 million from the year ago period. The rise relates to the development of Niobe ES and Odyssey system upgrades, headcount to support higher utilization rates and increased spending on registrations in Japan as Niobe ES system approaches the end of clinical trials.

The net loss for full year 2011 was $(32.0) million, or $(0.58) per share, compared to a net loss of $(19.9) million, or $(0.39) per share, reported for 2010. The weighted average shares outstanding for full year 2011 totaled 54.8 million, compared with 50.5 million in 2010.

At December 31, 2011, Stereotaxis had cash and cash equivalents of $14.0 million, compared to $35.2 million at December 31, 2010. At year end, total debt was $38.5 million, including $15.2 million related to Cowen Healthcare Royalty Partners (Cowen) financing in the fourth quarter.

Capitalization

On November 30, 2011, the Company secured up to $20 million in financing through Cowen of which $15 million has been funded to date, with another $5 million that may be borrowed in 2012 if the Company is able to achieve certain Niobe ES system shipment milestones. Under the terms of the facility, the Company is obligated to repay the Cowen debt, which accrues interest at 16% and matures December 31, 2018, using BWI catheter royalties.

The Company anticipates that its lower cost structure and the expected rebound in revenue will improve cash flow and reduce capital requirements. The Company is also working to secure additional financing and is actively looking at and considering a number of potential alternatives. Successfully completing these steps in the near term will be fundamental for the Company to continue to be able to drive its business model forward as planned.

Clinical Results

As of February 25, 2012, the Company has documented 386 total procedures using the Epoch system at 16 different centers around the world. A total of 42 physicians have participated in this clinical experience. The majority of these procedures, 70%, are atrial fibrillation ablation patients. Reported case times average slightly over three hours, an average improvement of 25 minutes from the Niobe II system. Feedback continues to be overwhelmingly positive, with operators noting an improvement in efficiency due to Niobe ES system in 92% of cases.

2012 Milestones

Stereotaxis provided the following milestones for 2012:

·	Complete additional capital raise and secure extended credit agreement with Silicon Valley Bank

·	Achieve at least 10 new Niobe ES system sales

·	Complete 40 Niobe ES system upgrades during first half of the year

Conference Call and Webcast

Stereotaxis will host a conference call and webcast today, March 5, 2012 at 4:30 p.m. Eastern Time, to discuss fourth quarter and full year results and operational progress. The dial-in number for the conference call is 1-866-356-4279 for domestic participants and 1-617-597-5394 for international participants, passcode 42030097. Participants are asked to call the above numbers 5-10 minutes prior to the start time. A real-time, listen-only webcast of the conference call will be accessible at www.stereotaxis.com in the Investors section under Event Calendar. Listeners should go to the website at least 15 minutes prior to the live conference call to install any necessary audio software.

An audio replay of the call will be available for seven days following the call and can be accessed by dialing 1-888-286-8010 for domestic callers and 1-617-801-6888 for international callers, both using passcode 14422617. The call also will be available for 90 days at www.stereotaxis.com.

About Stereotaxis

Stereotaxis is a healthcare technology and innovation leader in the development of robotic cardiology instrument navigation systems designed to enhance the treatment of arrhythmias and coronary disease, as well as information management solutions for the interventional lab. With over 100 patents for use in a hospital’s interventional surgical suite, Stereotaxis helps physicians around the world provide unsurpassed patient care with robotic precision and safety, improved lab efficiency and productivity, and enhanced collaboration of life-saving information. Stereotaxis’ core technologies are the Niobe® ES Remote Magnetic Navigation system, the Odyssey™ portfolio of lab optimization, networking and patient information management systems and the Vdrive™ Robotic Mechanical Navigation system and consumables.

The core components of Stereotaxis systems have received regulatory clearance in the U.S., Europe, Canada and elsewhere; the V-Loop™ circular catheter manipulator is currently under regulatory review by the U.S. Food and Drug Administration. For more information, please visit www.stereotaxis.com and www.odysseyexperience.com

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, our continued access to capital and financial resources, including our ability to extend our current loan facility and to obtain additional capital through other financing arrangements, in each case on a timely basis and on terms that are acceptable, continued acceptance of the Company's products in the marketplace, the effect of global economic conditions on the ability and willingness of customers to purchase our systems and the timing of such purchases, the outcome of various shareholder litigation recently filed against us, competitive factors, changes resulting from the recently enacted healthcare reform in the U.S., including changes in government reimbursement procedures, dependence upon third-party vendors, timing of regulatory approvals, and other risks discussed in the Company's periodic and other filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release. There can be no assurance that the Company will recognize revenue related to its purchase orders and other commitments in any particular period or at all because some of these purchase orders and other commitments are subject to contingencies that are outside of the Company's control. In addition, these orders and commitments may be revised, modified, delayed or canceled, either by their express terms, as a result of negotiations, or by overall project changes or delays.

Company Contact:	Investor Contact:	Media Contact:
Sam Duggan	EVC Group, Inc.	Frank Cheng
Chief Financial Officer	Gregory Gin / Doug Sherk	Senior Vice President,
314-678-6007	646-445-4801 / 415-568-4887	Marketing & Business
Development
314-678-6111

STEREOTAXIS, INC.
BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
	2011	2010

	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$13,954,919	$35,248,819
Accounts receivable, net of allowance of $667,529 and $367,536 in
2011 and 2010, respectively	11,104,038	13,915,569
Current portion of long-term receivables	59,679	30,800
Inventories	6,036,051	5,441,475
Prepaid expenses and other current assets	3,081,484	4,557,718

Total current assets	34,236,171	59,194,381
Property and equipment, net	3,323,856	3,840,622
Intangible assets, net	2,279,153	2,578,986
Long-term receivables	51,892	109,266
Other assets	40,760	38,537

Total assets	$39,931,832	$65,761,792

Liabilities and stockholders' equity (deficit)
Current liabilities:
Current maturities of long-term debt	$21,173,321	$20,894,091
Accounts payable	5,610,181	8,796,182
Accrued liabilities	5,703,166	6,966,571
Deferred contract revenue	8,220,306	6,600,313
Warrants	125,415	3,541,798

Total current liabilities	40,832,389	46,798,955

Long-term debt, less current maturities	17,290,531	8,000,000
Long-term deferred contract revenue	634,713	478,850
Other liabilities	3,094	8,741

Stockholders' equity (deficit):
Preferred stock, par value $0.001; 10,000,000 shares authorized at
2011 and 2010, none outstanding at 2011 and 2010	-	-
Common stock, par value $0.001; 100,000,000 shares authorized at
2011 and 2010, 55,431,573 and 54,746,240 shares issued
at 2011 and 2010, respectively	55,432	54,746
Additional paid-in capital	356,729,118	354,002,770
Treasury stock, 40,151 shares at 2011 and 2010	(205,999)	(205,999)
Accumulated deficit	(375,407,446)	(343,376,271)

Total stockholders' equity (deficit)	(18,828,895)	10,475,246

Total liabilities and stockholders' equity (deficit)	$39,931,832	$65,761,792

STEREOTAXIS, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2011	2010	2011	2010

Revenue
System	$4,235,077	$8,293,334	$ 15,585,538	$31,120,034
Disposables, service and accessories	7,381,498	6,250,962	26,401,894	22,931,203

Total revenue	11,616,575	14,544,296	41,987,432	54,051,237

Cost of revenue
System	2,147,500	3,236,975	8,576,283	12,719,200
Disposables, service and accessories	1,172,002	625,807	3,921,798	2,845,487

Total cost of revenue	3,319,502	3,862,782	12,498,081	15,564,687

Gross margin	8,297,073	10,681,514	29,489,351	38,486,550

Operating expenses:
Research and development	2,651,731	2,648,191	12,886,488	12,244,163
Sales and marketing	6,698,774	7,768,084	31,635,415	30,178,818
General and administration	3,524,343	3,685,052	16,908,656	15,022,689

Total operating expenses	12,874,848	14,101,327	61,430,559	57,445,670

Operating loss	(4,577,775)	(3,419,813)	(31,941,208)	(18,959,120)

Other income	164,561	2,010,516	3,416,383	2,060,346
Interest income	1,915	2,644	9,052	10,578
Interest expense	(1,102,188)	(1,084,193)	(3,515,402)	(3,035,291)

Net loss	$(5,513,487)	$(2,490,846)	$ (32,031,175)	$(19,923,487)

Net loss per common share:
Basic and diluted	$(0.10)	$(0.05)	$ (0.58)	$(0.39)

Weighted average shares used in computing net
loss per common share:
Basic and diluted	54,923,691	52,501,460	54,826,266	50,522,001

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